2000 FIRST TENNESSEE BUILDING 165 MADISON AVENUE MEMPHIS, TENNESSEE 38103 PHONE: 901.526.2000 FAX: 901.577.2303

www.bakerdonelson.com

Exhibit 5.1

March 28, 2014

Board of Directors

Mid-America Apartment Communities, Inc.

6584 Poplar Avenue, Suite 300

Memphis, TN 38138

Re: Mid-America Apartment Communities, Inc. Post-Effective Amendment No. 1 to Form S-4 on Form S-3

Gentlemen:

We have acted as counsel for Mid-America Apartment Communities, Inc., a Tennessee corporation (the “Company”), in connection with the Company’s Post-Effective Amendment No. 1 to Form S-4 Registration Statement on Form S-3 Registration Statement to which this opinion has been filed as an exhibit (as may be amended or supplemented, the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance of up to 2,574,631 shares of the Company’s common stock, par value $0.01 per share (the “Shares”).

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a) The Company is duly formed and existing under and by virtue of the laws of the State of Tennessee and in good standing with the Secretary of State of the State of Tennessee; and

(b) When the Shares shall have been issued as described in the Registration Statement (including any prospectus supplement relating to the Shares), the Shares will be validly issued, fully paid and nonassessable.

Our opinion is subject to the following qualifications and limitations:

(a) The foregoing opinion is limited to the corporation laws of the State of Tennessee, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Tennessee, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by any jurisdiction other than the State of Tennessee, we do not express any opinion on such matter.

(b) The opinions set forth herein are expressed as of the date hereof, and we disclaim any undertaking to advise you of any changes which may subsequently be brought to our attention in the facts or the law upon which such opinions are based.

This opinion letter has been prepared for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act.

BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, a professional corporation

By:	/s/ Richard F. Mattern
Richard Mattern, Authorized Representative